Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

SemGroup Corporation

Tulsa, Oklahoma

We have audited the accompanying balance sheets of SemStream Non-Residential Division (the “Company”) as of December 31, 2010 and 2009 (Subsequent to Emergence), and the related statements of operations, changes in net parent equity (deficit), and cash flows for the year ended December 31, 2010, and for the one month ended December 31, 2009 (Subsequent to Emergence), and for the eleven months ended November 30, 2009, and for the year ended December 31, 2008 (Prior to Emergence). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SemStream Non-Residential Division at December 31, 2010 and 2009 (Subsequent to Emergence), and the results of its operations and its cash flows the year ended December 31, 2010 and for the one month ended December 31, 2009 (Subsequent to Emergence), and for the eleven months ended November 30, 2009 and for the year ended December 31, 2008 (Prior to Emergence), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective November 30, 2009, the Company emerged from bankruptcy and applied fresh-start accounting. As a result, the statements of operations and cash flows for the year ended December 31, 2010 and for the one month ended December 31, 2009, are presented on a different basis than that for the periods before fresh-start and, therefore, are not comparable.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

November 3, 2011

SemStream Non-Residential Division

Balance Sheets

(Dollars in thousands)

	Subsequent to Emergence
	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Accounts receivable	$81,555	$43,300
Inventories	103,411	133,710
Derivative assets	4,367	2,560
Margin deposits	12,570	26,876
Other current assets	995	7,694

Total current assets	202,898	214,140

Property, plant and equipment (net of accumulated depreciation of $2,342 at December 31, 2010 and $175 at December 31, 2009)	48,028	42,812
Goodwill	50,071	50,071
Other intangible assets (net of accumulated amortization of $3,077 at December 31, 2010 and $217 at December 31, 2009)	13,923	16,783
Other assets	3,297	3,854

Total assets	$318,217	$327,660

LIABILITIES AND NET PARENT EQUITY

Current liabilities:
Accounts payable	$73,530	$44,708
Advances from parent	—	5,045
Derivative liabilities	13,418	25,804
Payables to pre-petition creditors	202	10,202
Other current liabilities	3,224	2,318

Total current liabilities	90,374	88,077

Other noncurrent liabilities	167	161

Commitments and contingencies (Note 6)

Net parent equity	227,676	239,422

Total liabilities and net parent equity	$318,217	$327,660

The accompanying notes are an integral part of these financial statements.

SemStream Non-Residential Division

Statements of Operations

(Dollars in thousands)

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven Months	Year
	Ended	Ended	Ended	Ended
	December	December	November	December
	31, 2010	31, 2009	30, 2009	31, 2008

Revenues, including revenues from affiliates (Note 9):
Product sales	$712,270	$63,261	$418,521	$1,505,020
Other	2,194	184	2,049	4,889
Total revenues	714,464	63,445	420,570	1,509,909

Expenses, including expenses from affiliates (Note 9):
Costs of products sold, exclusive of depreciation and amortization shown below	691,823	75,699	420,611	1,675,912
Operating	6,985	1,468	7,229	7,667
General and administrative	8,110	1,290	4,123	5,698
Depreciation and amortization	5,040	392	3,815	3,927

Total expenses	711,958	78,849	435,778	1,693,204

Operating income (loss)	2,506	(15,404)	(15,208)	(183,295)

Other expenses (income):
Interest expense	3,703	761	2,154	1,711
Other expense (income), net	(2,983)	—	(2)	61

Total other expenses, net	720	761	2,152	1,772

Income (loss) before reorganization items	1,786	(16,165)	(17,360)	(185,067)

Reorganization items gain (loss), including expenses allocated from affiliates (Note 9)	—	—	26,470	(25,247)

Net income (loss)	$1,786	$(16,165)	$9,110	$(210,314)

The accompanying notes are an integral part of these financial statements.

SemStream Non-Residential Division

Statements of Changes in Net Parent Equity (Deficit)

(Dollars in thousands)

Balance at December 31, 2007 (Prior to emergence)	$(36,249)
Net loss	(210,314)
SemGroup interest capitalized to property, plant and equipment	99
Balance at December 31, 2008 (Prior to emergence)	(246,464)
Net loss, prior to implementation of Plan of Reorganization	(89,823)
Balance prior to implementation of Plan of Reorganization	(336,287)
Implementation of Plan of Reorganization	590,075
Balance at November 30, 2009 (Subsequent to emergence)	253,788
Net loss	(16,165)
Net contributions from SemGroup	1,799
Balance at December 31, 2009 (Subsequent to emergence)	239,422
Net income	1,786
Net distributions to SemGroup	(13,532)
Balance at December 31, 2010 (Subsequent to emergence)	$227,676

The accompanying notes are an integral part of these financial statements.

SemStream Non-Residential Division

Statements of Cash Flows

(Dollars in thousands)

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	November 30,	December 31,
	2010	2009	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,786	$(16,165)	$9,110	$(210,314)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,040	392	3,815	3,927
Loss (gain) on disposal of long-lived assets	(34)	—	—	61
Provision for losses on accounts receivable	—	617	—	40
Gain on fresh start reporting	—	—	(98,933)	—
Other non-cash reorganization items	—	—	2,113	—

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(38,255)	(3,587)	22,115	75,263
Decrease (increase) in inventory	29,129	3,321	(41,628)	103,384
Change in net derivative assets/liabilities	(14,193)	7,395	24,362	(49,713)
Decrease (increase) in margin deposits	14,306	(4,497)	(14,779)	43,917
Decrease (increase) in other assets	7,256	4,332	(6,352)	(3,637)
Increase (decrease) in accounts payable	28,072	2,529	38,137	(125,635)
Decrease in payables to pre-petition creditors	(10,000)	—	—	—
Increase (decrease) in other liabilities	1,323	212	(5,317)	1,197

Net cash provided by (used in) operating activities	24,430	(5,451)	(67,357)	(161,510)

Cash flows from investing activities:
Capital expenditures	(6,129)	(1,732)	(2,806)	(7,189)
Proceeds from sale of long-lived assets	687	—	—	9

Net cash used in investing activities	(5,442)	(1,732)	(2,806)	(7,180)

Cash flows from financing activities:
Change in book overdrafts	(400)	339	(220)	238
Principal payments on capital lease obligations	(11)	—	(11)	(9)
Net contributions from (distributions to) SemGroup	(18,577)	6,844	70,394	168,461

Net cash provided by (used in) financing activities	(18,988)	7,183	70,163	168,690

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

SemStream Non-Residential Division

Notes to Financial Statements

1.                                      OVERVIEW

Basis of presentation

SemStream, L.P. is a wholly owned subsidiary of SemGroup Corporation engaged in the terminalling, storage, marketing and distribution of propane and other natural gas liquids in the United States.  Its operations included sales to retail, wholesale and commercial customers linked to purchases from suppliers, and encompassed three primary focus areas:  (i) wholesale marketing at both private and common carrier terminals; (ii) natural gas liquids supply to retail, petrochemical and commercial customers; and (iii) residential propane supply in Arizona.

As described in Note 10, on November 1, 2011, SemStream, L.P. contributed certain of its assets to NGL Energy Partners LP (“NGL Energy”).  The contributed assets included SemStream, L.P.’s primary operating assets, excluding those of its residential operations.  The accompanying financial statements of the SemStream Non-Residential Division reflect the historical activity of the operations that were contributed to NGL Energy.  The SemStream Non-Residential Division will hereinafter be referred to as “SemStream”.

SemGroup Corporation is a Delaware Corporation with its headquarters in Tulsa, Oklahoma. SemGroup Corporation is the successor entity of SemGroup, L.P., which was an Oklahoma limited partnership.  The term “SemGroup” refers to SemGroup Corporation, SemGroup, L.P., and their other controlled subsidiaries.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Operations

SemStream’s operations included the following:

•                              twelve natural gas liquids terminals across the United States;

•                              approximately 290,000 barrels of owned natural gas liquids storage capacity;

•                              an additional 3.8 million barrels of leased natural gas liquids storage capacity; and

•                              thirteen owned and over 350 leased railcars.

Bankruptcy

On July 22, 2008 (the “Petition Date”), SemGroup, L.P. and SemStream, L.P. filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. While in bankruptcy, SemGroup, L.P. filed a Plan of Reorganization with the court, which was confirmed on October 28, 2009. The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, the equity structure of the reorganized company upon emergence, and the financing arrangements upon emergence. SemGroup Corporation and SemStream, L.P. emerged from bankruptcy protection on November 30, 2009 (the “Emergence Date”).

The accompanying financial statements of SemStream include its activities prior to emergence from bankruptcy and its activities subsequent to emergence from bankruptcy. As described in Note 3, SemStream applied fresh-start reporting on the Emergence Date. As a result, the financial statements of SemStream subsequent to the Emergence Date are not comparable to its financial statements prior to the Emergence Date.

SemStream Non-Residential Division

Notes to Financial Statements

2.                                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the financial statements. SemStream’s significant estimates include, but are not limited to: (1) allowances for doubtful accounts receivable; (2) estimated useful lives of assets, which impacts depreciation; (3) estimated fair values of long-lived assets recorded in fresh-start reporting; (4) estimated fair values of long-lived assets used in impairment tests; (5) fair values of derivative instruments; and (6) accrual and disclosure of contingent losses. Although management believes these estimates are reasonable, actual results could differ materially from these estimates.

FRESH-START REPORTING — SemGroup adopted fresh-start reporting on the Emergence Date. In connection with fresh-start reporting, SemStream recorded its assets and liabilities at fair value at the Emergence Date.

CASH AND CASH EQUIVALENTS - Cash includes currency on hand and demand and time deposits with banks or other financial institutions. Cash equivalents include highly liquid investments with maturities of three months or less at the date of purchase.

ACCOUNTS RECEIVABLE — Accounts receivable are reported net of the allowance for doubtful accounts. SemStream’s assessment of the allowance for doubtful accounts is based on several factors, including the overall creditworthiness of its customers, existing economic conditions, and the amount and age of past due accounts. SemStream entered into netting arrangements with certain counterparties to help mitigate credit risk. Receivables subject to netting are presented as gross receivables (with the related accounts payable also presented gross) until such time as the balances are settled. Receivables are considered past due if full payment is not received by the contractual due date.  Past due accounts are written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.  At the Emergence Date, as part of fresh-start reporting, SemStream recorded accounts receivable at fair value.  This was accomplished by reducing the allowance for doubtful accounts to $-0- and recording a corresponding reduction to accounts receivable.

INVENTORIES - Inventories primarily consist of natural gas liquids. Inventories are valued at the lower of cost or market, with cost generally determined using the weighted-average method, although as described above, inventory was adjusted to fair value at November 30, 2009 upon adoption of fresh-start reporting.  The cost of inventory includes applicable transportation costs.

Prior to emergence from bankruptcy, SemStream’s policy was to measure the fair value of inventory, for the purpose of determining whether to lower the carrying value from cost to market, on a monthly basis.  Subsequent to emergence from bankruptcy, SemStream’s policy is to measure the fair value of inventory, for the purpose of determining whether to lower the carrying value from cost to market, on a quarterly basis.

SemStream enters into exchanges with third parties whereby it acquires products that differ in location, grade, or delivery date from products SemStream has available for sale. These exchanges are valued at cost, and although a transportation, location or product differential may be recorded, generally no significant gain or loss is recognized.

PROPERTY, PLANT AND EQUIPMENT — Property, plant and equipment is recorded at cost (although, as described above, property, plant and equipment was adjusted to fair value at November 30, 2009 upon adoption of fresh-start reporting). SemStream capitalizes costs that extend or increase the future economic benefits of property, plant and equipment, and expenses maintenance costs that do not. When assets are disposed of, their cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is recorded within operating expenses in the statements of operations.

SemStream Non-Residential Division

Notes to Financial Statements

2.                                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Depreciation is calculated primarily on the straight-line method over the following estimated useful lives:

Storage and terminal facilities	10 – 25 years
Pipelines and related facilities	20 years

LINEFILL — Pipelines and storage facilities generally require a minimum volume of product in the system to enable the system to operate. Such product, known as linefill, is generally not available to be withdrawn from the system. Linefill owned by SemStream in facilities operated by SemStream is recorded at historical cost, is included in property, plant and equipment on the balance sheets, and is not depreciated. SemStream also owned linefill in third party facilities, which is included in inventory on the balance sheets.

IMPAIRMENT OF LONG-LIVED ASSETS — SemStream tests long-lived asset groups for impairment when events or circumstances indicate that the net book value of the asset group may not be recoverable. SemStream tests an asset group for impairment by estimating the undiscounted cash flows expected to result from its use and eventual disposition. If the estimated undiscounted cash flows are lower than the net book value of the asset group, SemStream estimates the fair value of the asset group and records a reduction to the net book value of the assets and a corresponding impairment loss.

GOODWILL — SemStream tests goodwill for impairment on an annual basis, or more often if circumstances warrant, by estimating the fair value of its assets and comparing this to the net book value of its assets. If fair value is less than net book value, SemStream estimates the implied fair value of goodwill, reduces the book value of the goodwill to the implied fair value, and records a corresponding impairment loss. Prior to the Emergence Date, SemStream’s policy was to test goodwill for impairment on December 31 of each year. Subsequent to the Emergence Date, SemStream’s policy is to test goodwill for impairment on October 1 of each year.  For the October 1, 2010 impairment test, SemStream developed estimates of future cash flows for a period of 15 years, and also developed an estimated terminal value using an assumed 3% growth rate.  Estimated cash flows were then discounted to present value using a rate of 9.36%.

OTHER INTANGIBLE ASSETS — Other intangible assets consist of customer relationships and contracts.  Prior to the Emergence Date, intangible assets were generally amortized on a straight-line basis over the expected period of benefit.  Subsequent to the Emergence Date, intangible assets are generally amortized on an accelerated basis over the estimated period of benefit. These assets could be subject to impairment in the event relationships are not maintained with the customers to which the assets relate.  SemStream recorded intangible asset amortization expense of $2.9 million for the year ended December 31, 2010, $0.2 million for the month ended December 31, 2009, $0.6 million for the eleven months ended November 30, 2009, and $0.8 million for the year ended December 31, 2008. At December 31, 2010, amortization of other intangible assets was scheduled to be as follows (in thousands):

For the year ending:
December 31, 2011	$2,268
December 31, 2012	1,916
December 31, 2013	1,627
December 31, 2014	1,366
December 31, 2015	1,115
Thereafter	5,631

Total scheduled amortization expense	$13,923

SemStream Non-Residential Division

Notes to Financial Statements

2.                                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

DERIVATIVE INSTRUMENTS AND MARGIN DEPOSITS — SemStream generally records the fair value of derivative instruments on its balance sheets and the change in fair value as an increase or decrease to product revenue.  The fair values of derivatives and related margin deposits at December 31, 2010 and 2009 are reported within current assets or current liabilities on the balance sheets. Margin deposits have generally not been netted against derivative assets or liabilities at December 31, 2010 and 2009.

The fair value of a derivative contract is determined based on the nature of the transaction and the market in which the transaction was executed.  Quoted market prices, when available, are used to value derivative transactions.  In situations where quoted market prices are not readily available, SemStream estimates the fair value using other valuation techniques that reflect the best information available under the circumstances. Fair value measurements of derivative assets include consideration of counterparty credit risk. Fair value measurements of derivative liabilities include consideration of SemGroup’s creditworthiness.

SemStream has elected “normal purchase” and “normal sale” treatment for certain commitments to purchase or sell petroleum products at future dates. This election is only available when a transaction is expected to result in physical delivery of product over a reasonable period in the normal course of business and is not expected to be net settled. Agreements accounted for under this election are not recorded at fair value; instead, the transaction is recorded when title to the product is transferred.

INTERCOMPANY ACCOUNTS — SemStream participated in SemGroup’s cash management program.  Under this program, cash SemStream received from customers was transferred to SemGroup on a regular basis; when SemStream remitted payments to suppliers, SemGroup transferred cash to SemStream to cover the payments.  In addition, SemGroup incurred certain expenses on SemStream’s behalf that are reported within SemStream’s statements of operations.

SemStream recorded transactions with SemGroup and its other controlled subsidiaries to intercompany accounts. When SemStream’s intercompany accounts were in a net receivable position, the balance has been reported as a reduction to equity on the balance sheet. When SemStream’s intercompany accounts were in a net payable position, the balance has been reported as a current liability on the balance sheet.   In the statements of cash flows, SemStream has reported the net change in the intercompany accounts as a financing cash flow within “net contributions from (distributions to) SemGroup”. SemStream has reported the net change in equity associated with these transactions as “net contributions from SemGroup” or “net distributions to SemGroup” in the statements of changes in net parent equity.

SemStream’s intercompany accounts were in a net receivable position of $13.5 million at December 31, 2010. SemStream has reported this balance as a reduction to equity on the balance sheet, as SemStream does not expect to collect these intercompany receivables. SemStream’s intercompany accounts were in a net payable position of $5.0 million at December 31, 2009.

PAYABLES TO PRE-PETITION CREDITORS — SemGroup’s Plan of Reorganization specified the total amount of consideration it would provide to all pre-petition creditors in settlement of their claims.  SemGroup has not yet completed the process of disbursing funds to settle pre-petition claims, as it has not yet completed the process of resolving all of the claims.  Upon emergence from bankruptcy, SemStream recorded a liability to reflect its obligations to these claimants pursuant to the Plan of Reorganization.

CONTINGENT LOSSES — SemStream records a liability for a contingent loss when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. SemStream records attorneys’ fees incurred in connection with a contingent loss at the time the fees are incurred.  SemStream does not record liabilities for attorneys’ fees that are expected to be incurred in the future.

SemStream Non-Residential Division

Notes to Financial Statements

2.                                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

ASSET RETIREMENT OBLIGATIONS — Asset retirement obligations include legal or contractual obligations associated with the retirement of long-lived assets, such as requirements to incur costs to dispose of equipment or to remediate the environmental impacts of the normal operation of the assets. SemStream records liabilities for asset retirement obligations when a known obligation exists under current law or contract and when a reasonable estimate of the value of the liability can be made.

REVENUE RECOGNITION — Sales of product are recognized at the time title to the product transfers to the purchaser.  Any transportation costs incurred to ship product on third-party infrastructure are included in the price of product sold to customers, and are included within product revenues and costs of goods sold.  Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenue).

SemStream routinely enters into transactions to purchase inventory from, and sell inventory to, the same counterparty. Revenues for such transactions that are entered into in contemplation of one another are recorded net of costs of products sold.  SemStream accounted for $118.9 million of such transactions on a net basis during the year ended December 31, 2010, $3.6 million of such transactions on a net basis during the month ended December 31, 2009, $10.2 million of such transactions on a net basis during the eleven months ended November 30, 2009, and $222.6 million of such transactions on a net basis during the year ended December 31, 2008.

INTEREST EXPENSE — The interest expense reported in SemStream’s statements of operations consists of letter of credit fees. SemGroup has been a borrower on several corporate credit agreements (and SemStream’s assets served as collateral under these agreements), but SemGroup did not allocate this debt to its subsidiaries.  SemGroup did not charge SemStream interest on the balances in its intercompany accounts.

OTHER INCOME — Other income in the statement of operations for the year ended December 31, 2010 includes a $1.2 million gain on the settlement of a dispute related to the cancellation of a contract by a counterparty during 2008, and also includes a gain of $1.2 million related to the settlement of a dispute related to certain transportation fees charged to SemStream by an unaffiliated party during the years 2005-2009.

INCOME TAXES — SemStream, L.P. is a pass-through entity for federal and state income tax purposes.  Its earnings are allocated to its owners, who are responsible for any related income taxes.  Because of this, no provision for income taxes is reported in the accompanying statements of operations.

REORGANIZATION ITEMS — As described in Note 1, SemGroup and SemStream, L.P. operated as debtors-in-possession subject to the jurisdiction of the bankruptcy court during the period from the Petition Date to the Emergence Date. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business are reported as reorganization items in the statements of operations.  The effects of the adjustments to the reported amounts of assets and liabilities resulting from the adoption of fresh-start reporting are reported within reorganization items in the statement of operations for the eleven months ended November 30, 2009.

SUBSEQUENT EVENTS — SemStream has evaluated subsequent events for accrual or disclosure in these financial statements through November 3, 2011, which is the date these financial statements were issued.

SemStream Non-Residential Division

Notes to Financial Statements

3.                                      REORGANIZATION

On July 22, 2008, SemGroup and many of its affiliates (including SemStream, L.P.), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Certain claims against SemGroup in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were stayed while SemGroup continued business operations as a debtor-in-possession. SemGroup received approval from the court to pay or otherwise honor certain of its obligations incurred before the Petition Date. The court also approved SemGroup’s use of cash to meet post-Petition Date obligations.

While in bankruptcy, SemGroup filed a Plan of Reorganization with the court, which was confirmed on October 28, 2009. The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, SemGroup’s equity structure upon emergence, and SemGroup’s financing arrangements upon emergence.

Determination of reorganization value

An essential element in negotiating a reorganization plan with the various classes of creditors is the determination of reorganization value by the parties in interest. In the event that the parties in interest cannot agree on the reorganization value, the court may be called upon to determine the reorganization value of the entity before a plan of reorganization can be confirmed.

During SemGroup’s reorganization process, a reorganization value was proposed. This reorganization value was ultimately agreed to by the creditors and confirmed by the court. The proposed reorganization value was determined by applying the following valuation methods:

•                  a “guideline company” approach, in which valuation multiples observed from industry participants were considered and comparisons were made between SemGroup’s expected performance relative to other industry participants to determine appropriate multiples to apply;

•                  analysis of recent transactions involving companies determined to be similar to SemGroup; and

•                  a calculation of the present value of SemGroup’s estimated future cash flows.

After completing this analysis, the reorganization value of SemGroup was determined to be $1.5 billion. This proposed reorganization value was determined using numerous projections and assumptions. These estimates are subject to significant uncertainties, many of which are beyond SemGroup’s control, including, but not limited to, the following:

•                  changes in the economic environment;

•                  changes in supply or demand for petroleum products;

•                  changes in prices of petroleum products;

•                  the ability to successfully implement expansion projects;

•                  the ability to improve relationships with customers and suppliers, as these relationships were adversely impacted by the bankruptcy filing;

•                  the ability to renew certain business operations that were limited during the bankruptcy due to limitations on access to capital; and

•                  the ability to manage the additional costs associated with being a public company.

SemStream Non-Residential Division

Notes to Financial Statements

3.                                      REORGANIZATION, Continued

The use of different estimates could have resulted in a materially different proposed reorganization value, and there can be no assurance that actual results will be consistent with the estimates that were used to determine the proposed reorganization value. The reorganization value confirmed by the court was utilized in the application of fresh-start reporting.

Valuation of SemStream’s assets and liabilities

SemGroup determined that $253.8 million of its reorganization value was attributable to SemStream. Accordingly, SemStream recorded individual assets and liabilities based on their estimated fair values at the Emergence Date.

November 30, 2009 balance sheet

The following table shows the effects of the emergence from bankruptcy on SemStream’s November 30, 2009 balance sheet (in thousands):

SemStream Non-Residential Division

Notes to Financial Statements

3.                                      REORGANIZATION, Continued

	Prior to Emergence	Reorganization Adjustments		Fresh Start Adjustments		Subsequent to Emergence
ASSETS
Current assets:
Accounts receivable	$40,330	$—		$—		$40,330
Receivable from affiliate	1,799	(1,799	)(a)	—		—
Inventories	100,529	—		36,502	(h)	137,031
Derivative assets	2,894	—		1,700	(h)	4,594
Margin deposits	22,379	—		—		22,379
Other current assets	11,994	—		—		11,994
Total current assets	179,925	(1,799)		38,202		216,328
Property, plant and equipment, net	37,826	—		4,281	(h)	42,107
Goodwill	2,425	—		47,646	(h)	50,071
Other intangible assets, net	3,288	—		13,712	(h)	17,000
Other assets	3,886	—		—		3,886
Total assets	$227,350	$(1,799)		$103,841		$329,392

LIABILITIES AND NET PARENT EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43,565	$(534	)(b)	$—		$43,031
Advances from parent	476,451	(476,451	)(c)	—		—
Derivative liabilities	15,943	(408	)(d)	4,908	(h)	20,443
Payables to pre-petition creditors	—	10,202	(e)	—		10,202
Other current liabilities	1,768	—		—		1,768
Total current liabilities	537,727	(467,191)		4,908		75,444
Liabilities subject to compromise	25,750	(25,750	)(f)	—		—
Other noncurrent liabilities	160	—		—		160
Net parent equity (deficit):
Net parent equity (deficit) - Predecessor	(336,287)	336,287	(g)	—		—
Net parent equity - Successor	—	154,855	(g)	98,933	(i)	253,788
Net parent equity (deficit)	(336,287)	491,142		98,933		253,788
Total liabilities and net parent equity (deficit)	$227,350	$(1,799)		$103,841		$329,392

(a)    Prior to emergence from bankruptcy, SemStream had a receivable from SemCanada Crude Company, which is a wholly-owned subsidiary of SemGroup that applied for bankruptcy protection in Canada in July 2008 and emerged from bankruptcy on November 30, 2009, concurrent with the emergence of SemGroup and SemStream.  SemCanada Crude Company was not under SemGroup’s control during the bankruptcy.

(b)   SemStream elected not to cancel certain contracts that were in effect prior to the Petition Date.  For these contracts, SemStream was required to make payments to the counterparties to cure defaults on the contracts.  These payments were made by SemGroup upon emergence from bankruptcy.

SemStream Non-Residential Division

Notes to Financial Statements

3.                                      REORGANIZATION, Continued

(c)    SemStream’s liabilities to SemGroup and its controlled subsidiaries were extinguished pursuant to the Plan of Reorganization.

(d)         Reflects the transfer to SemGroup of a commodity derivative contract.

(e)          SemGroup’s Plan of Reorganization specified the total amount of consideration it would provide to all pre-petition creditors in settlement of their claims.  SemGroup has not yet completed the process of disbursing funds to settle pre-petition claims, as it has not yet completed the process of resolving all of the claims.  Upon emergence from bankruptcy, SemStream recorded a liability to reflect its obligations to these claimants pursuant to the Plan of Reorganization.

(f)            Represents the transfer to SemGroup of liabilities subject to compromise, pursuant to the Plan of Reorganization.

(g)         Reflects the cancellation of predecessor equity and the issuance of successor equity.

(h)         Reflects the adjustments to the recorded values of assets and liabilities resulting from fresh-start reporting.

(i)             Reflects the reorganization items gain resulting from fresh-start reporting.

Reorganization items

The reorganization items gain (loss) shown on the statements of operations consists of the following (in thousands):

	Prior to Emergence
	Eleven Months	Year
	Ended	Ended
	November 30, 2009	December 31, 2008

Gain on asset revaluation in fresh-start reporting (a)	$98,933	$—
Professional fees (b)	(68,120)	(24,430)
Uncollectable accounts expense (c)	(6,213)	—
Adjustment to liabilities subject to compromise (d)	4,100	—
Employment costs (e)	(2,059)	(817)
Other	(171)	—
Total reorganization items gain (loss)	$26,470	$(25,247)

(a)    SemStream revalued its assets and liabilities in fresh-start reporting, and recorded a reorganization gain for the increase in fair value of the net assets over the previously recorded values.

(b)   SemGroup incurred a variety of professional fees related to the restructuring of the business, including, among others:

•                        legal fees related to the reorganization process, including those related to bankruptcy court filings and hearings, negotiation of credit agreements, settlements of disputes with claimants, and other matters;

•                        general management consulting services related to the disposal of assets, the reconciliation and negotiation of pre-petition claims, preparation for emergence from bankruptcy, and other matters;

SemStream Non-Residential Division

Notes to Financial Statements

3.                                      REORGANIZATION, Continued

•                        valuation advisory fees for the determination of the reorganization value of the business required for the Plan of Reorganization and the valuation of long-lived assets required by fresh-start reporting;

•                        accounting fees for assistance with fresh-start reporting and preparation for public company financial reporting obligations; and

•                        fees paid to the United States Trustee.

SemGroup allocated a portion of these fees to SemStream, based on the reorganization value of SemStream relative to the total reorganization value of SemGroup’s United States subsidiaries that emerged from bankruptcy.

(c)    Represents the write-off of receivables in situations where SemStream believed the customer non-payment was related to the bankruptcy.

(d)   Represents refinements to the estimated amount of valid claims by pre-petition creditors. During 2008, SemStream recorded an estimated loss for the total amount of valid claims subject to compromise. During 2009, SemStream refined this estimate as it reviewed the claims, and reversed a $4.1 million loss that had been recorded to general and administrative expense in 2008.

(e)    Employment costs include severance related to the termination of employment relationships and bonuses paid to retain personnel during the reorganization.

4.                                     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

	Subsequent to Emergence
	December 31,	December 31,
	2010	2009

Land	$3,006	$3,006
Pipelines and related facilities	4,277	2,741
Storage and terminal facilities	39,895	35,515
Linefill	1,170	—
Other property and equipment	931	846
Construction-in-progress	1,091	879

Property, plant and equipment, gross	50,370	42,987
Accumulated depreciation	(2,342)	(175)

Property, plant and equipment, net	$48,028	$42,812

SemStream recorded depreciation expense of $2.2 million for the year ended December 31, 2010, $0.2 million for the month ended December 31, 2009, $3.2 million for the eleven months ended November 30, 2009, and $3.1 million for the year ended December 31, 2008.

SemStream Non-Residential Division

Notes to Financial Statements

4.                                     PROPERTY, PLANT AND EQUIPMENT, Continued

SemStream includes within the cost of property, plant and equipment interest costs incurred by SemGroup while an asset is being constructed. SemStream capitalized $0.1 million of interest costs during the year ended December 31, 2008.  Since the related debt was recorded by SemGroup, rather than by SemStream, no interest expense related to SemGroup’s debt is reported in SemStream’s statements of operations.  The increase in the value of property, plant and equipment associated with capitalized interest is reported as an increase to SemStream’s net parent equity.

5.                                      FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK

Commodity derivative contracts

SemStream’s results of operations and cash flows are impacted by changes in market prices for petroleum products. This exposure to commodity price risk was managed, in part, by entering into various commodity derivatives.

During 2009 and 2010, SemStream managed commodity price risk by limiting its net open positions subject to outright price risk and basis risk resulting from grade, location or time differences.  SemStream did so by selling and purchasing similar quantities of natural gas liquids with purchase and sale transactions for current or future delivery, by entering into future delivery and purchase obligations with futures contracts or other commodity derivatives and employing its storage and transportation assets. At times SemStream hedged its natural gas liquids commodity price exposure with derivatives on commodities other than natural gas liquids due to the limited size of the market for natural gas liquids derivatives.  In addition, physical transaction sale and purchase strategies were intended to lock in positive margins for SemStream, e.g., the sales price was sufficient to cover purchase costs, any other fixed and variable costs and SemStream’s profit.  All marketing activities were subject to SemGroup’s risk management policy, which established limits to manage risk and mitigate financial exposure.

During 2010 and 2009, SemStream’s commodity derivatives were comprised of natural gas liquids swaps, forward contracts and futures contracts.  These are defined as follows:

Swaps — Over the counter transactions where a floating price, basis or index is exchanged for a fixed (or a different floating) price, basis, or index at a preset schedule in the future according to an agreed upon formula.

Forward contracts — Over the counter contracts to buy or sell a commodity at an agreed upon future date.  The buyer and seller agree on specific terms (price, quantity, delivery period, and location) and conditions at the inception of the contract.

Futures contracts — Exchange traded contracts to buy or sell a commodity.  These contracts are standardized by the exchange in terms of quality, quantity, delivery period and location for each commodity.

The table below summarizes the balances of derivative assets and liabilities at December 31, 2010 and 2009 (in thousands):

SemStream Non-Residential Division

Notes to Financial Statements

5.                                      FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

	Subsequent to Emergence
	December 31, 2010					December 31, 2009
	Level 1	Level 2	Level 3	Netting	Total	Level 1	Level 2	Level 3	Netting	Total

Assets	$84	$1,785	$2,498	$—	$4,367	$—	$1,605	$982	$(27)	$2,560

Liabilities	2,123	6,631	4,664	—	13,418	—	1,193	24,638	(27)	25,804
Net assets (liabilities) at fair value	$(2,039)	$(4,846)	$(2,166)	$—	$(9,051)	$—	$412	$(23,656)	$—	$(23,244)

“Level 1” measurements were obtained using unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. These include futures contracts that are traded on an exchange.

“Level 2” measurements use as inputs market observable and corroborated prices for similar derivative contracts. Assets and liabilities classified as Level 2 include over-the-counter (OTC) traded forward contracts and swaps.

“Level 3” measurements were obtained using information from a pricing service and internal valuation models incorporating observable and unobservable market data.  These include commodity derivatives, such as forward contracts and swaps for which there is not a highly liquid market and therefore are not included in Level 2 above.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.  SemStream’s assessment of the significance of a particular input to the measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value levels.

The following table reconciles changes in the fair value of commodity derivatives classified as Level 3 in the fair value hierarchy (in thousands):

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven Months
	Ended	Ended	Ended
	December 31,	December 31,	November 30,
	2010	2009	2009

Beginning balance	$(23,656)	$(16,071)	$11,335
Transfers out of Level 3(*)	4,072	—	—
Total gain or loss (realized and unrealized) included in product revenues	(6,270)	(13,587)	(18,603)
Settlements	23,688	6,002	(5,596)
Fresh-start and plan effect adjustments	—	—	(3,207)

Ending balance	$(2,166)	$(23,656)	$(16,071)

Amount of total loss included in earnings for the period attributable to the change in unrealized loss relating to assets and liabilities still held at the reporting date	$(6,270)	$(13,587)	$(18,603)

(*) SemStream’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.

SemStream Non-Residential Division

Notes to Financial Statements

5.                                     FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

The following table sets forth the notional quantities for derivative instruments entered into during the periods indicated (amounts in thousands of barrels):

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven
	Ended	Ended	Months Ended
	December 31,	December 31,	November 30,
	2010	2009	2009

Sales	9,884	720	8,923
Purchases	8,797	345	3,784

Realized and unrealized losses from SemStream’s commodity derivatives were recorded to product revenue in the following amounts (in thousands):

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven Months
	Ended	Ended	Ended
	December 31,	December 31,	November 30,
	2010	2009	2009

Commodity Contracts	$(10,215)	$(13,871)	$(32,522)

Transfer of derivative positions in July 2008

During July 2008, SemStream transferred to SemGroup certain of its open derivative positions and related margin deposits, and recorded a corresponding increase of $105.3 million to its intercompany liabilities. SemGroup subsequently transferred these derivatives (along with certain derivatives entered into by its other subsidiaries) to a third party, and SemGroup recorded a loss of $143 million on this third-party transaction. The losses on these derivatives prior to their transfer to SemGroup are reflected in SemStream’s statements of operations, and the losses subsequent to the transfer of these derivatives to SemGroup are not reflected in SemStream’s statements of operations.

Concentrations of risk

Customers from which SemStream generated more than 10% of its total revenue included the following (in thousands):

	Subsequent to Emergence				Prior to Emergence
	Year		Month		Eleven Months		Year
	Ended		Ended		Ended		Ended
	December 31, 2010		December 31, 2009		November 30, 2009		December 31, 2008
		Percentage		Percentage		Percentage		Percentage
		of Total		of Total		of Total		of Total
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues

Customer A	$83,422	12%	$16,330	26%	$65,728	16%	$151,964	10%
Customer B	*	*	$9,300	15%	$56,394	13%	*	*
Customer C	*	*	$7,250	11%	*	*	*	*
Customer D	*	*	$6,734	11%	*	*	*	*
Customer E	*	*	*	*	*	*	$191,936	13%

*  Revenues from this customer were less than 10% of total revenue for the period

SemStream Non-Residential Division

Notes to Financial Statements

5.                                     FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

SemStream’s customers with accounts receivable balances greater than 10% of its total accounts receivable included the following (in thousands):

	Subsequent to Emergence
	December 31, 2010		December 31, 2009
		Percentage		Percentage
		of Total		of Total
	Accounts	Accounts	Accounts	Accounts
	Receivable	Receivable	Receivable	Receivable

Customer F	$11,734	14%	*	*
Customer G	$10,516	13%	*	*
Customer B	*	*	$9,772	23%
Customer A	*	*	$5,498	13%

*Accounts receivable trade balance at December 31st was less than 10% of reported accounts receivable balance.

Suppliers from which SemStream’s purchases represented more than 10% of SemStream’s total costs of products sold included the following (in thousands):

	Subsequent to Emergence				Prior to Emergence
	Year		Month		Eleven Months		Year
	Ended		Ended		Ended		Ended
	December 31, 2010		December 31, 2009		November 30, 2009		December 31, 2008
		Percentage		Percentage		Percentage		Percentage
		of Total		of Total		of Total		of Total
		Costs of		Costs of		Costs of		Costs of
	Purchases	Products Sold	Purchases	Products Sold	Purchases	Products Sold	Purchases	Products Sold

Supplier A**	$96,065	14%	$17,640	23%	$74,995	18%	$173,031	10%
Supplier B	$75,708	11%	*	*	$47,162	11%	*	*
Supplier C	$71,008	10%	*	*	$43,443	10%	*	*
Supplier D***	*	*	$20,556	27%	$42,137	10%	*	*
Supplier E	*	*	*	*	*	*	$522,667	31%
Supplier F	*	*	*	*	*	*	$231,562	14%

*	Purchases for the period was less than 10% of total costs of products sold.
**	Supplier A is the same entity as Customer F in the tables above.
***	Supplier D is the same entity as Customer G in the tables above.

As described in Note 9, SemStream also generated significant revenues and expenses during the periods from 2008 through 2010 from other subsidiaries of SemGroup.

SemStream Non-Residential Division

Notes to Financial Statements

6.                                      COMMITMENTS AND CONTINGENCIES

Bankruptcy matters

(a)          Confirmation order appeals

Manchester Securities appeal.  On October 21, 2009, Manchester Securities Corporation, a creditor of SemGroup Holdings, L.P. (a subsidiary of SemGroup), filed an objection to the Plan of Reorganization. In the objection, Manchester argued that the Plan of Reorganization should not be confirmed because it did not provide for an alleged $50 million claim of SemGroup Holdings, L.P. against SemCrude Pipeline, L.L.C. (another subsidiary of SemGroup).  On October 28, 2009, the bankruptcy court overruled the objection and entered the confirmation order approving the Plan of Reorganization. On November 4, 2009, Manchester filed a notice of appeal of the confirmation order. On December 4, 2009, Manchester’s appeal was docketed in the United States District Court for the District of Delaware.

SemGroup filed a motion to dismiss the appeal as equitably moot. On February 18, 2011, the District Court granted SemGroup’s motion to dismiss the appeal.  On March 22, 2011, Manchester filed a notice to appeal this order.  While SemGroup believes that this action is without merit and is vigorously defending this matter on appeal, an adverse ruling on this action could have a material adverse impact.

Luke Oil appeal.  On October 21, 2009, Luke Oil Company, C&S Oil/Cross Properties, Inc., Wayne Thomas Oil and Gas and William R. Earnhardt Company (collectively, “Luke Oil”) filed an objection to the Plan of Reorganization “to the extent that the Plan of Reorganization may alter, impair, or otherwise adversely affect Luke Oil’s legal rights or other interests.” On October 28, 2009, the bankruptcy court overruled the Luke Oil objection and entered the confirmation order. On November 6, 2009, Luke Oil filed a notice of appeal. On December 23, 2009, Luke Oil’s appeal was docketed in the United States District Court for the District of Delaware. SemGroup filed a motion to dismiss the appeal as equitably moot. Luke Oil has filed a motion to stay the briefing on SemGroup’s motion to dismiss. On February 18, 2011, the District Court denied the stay motion and ordered the parties to complete briefing.  While SemGroup believes that this action is without merit and is vigorously defending this matter on appeal, an adverse ruling on this action could have a material adverse impact.

(b)          Claims reconciliation process

A large number of parties have made claims against SemStream for obligations alleged to have been incurred prior to the Petition Date. On September 15, 2010, the bankruptcy court entered an order estimating the contingent, unliquidated and disputed claims and authorizing distributions to holders of allowed claims. Pursuant to that order, SemGroup has begun making distributions to the claimants. SemGroup continues to attempt to settle unresolved claims.

Pursuant to the Plan of Reorganization, SemGroup committed to settle authorized and allowed bankruptcy claims by paying a specified amount of cash, issuing a specified number of warrants, and issuing a specified number of shares of SemGroup Corporation common stock. SemGroup does not believe the resolution of the remaining outstanding claims will exceed the total amount of consideration established under the Plan of Reorganization for all claimants; instead, the resolutions of the remaining claims in some cases will impact the relative share of the established pool of common stock and warrants that certain claimants receive.

SemStream Non-Residential Division

Notes to Financial Statements

6.                                     COMMITMENTS AND CONTINGENCIES, Continued

However, under certain circumstances SemGroup could be required to pay additional funds to settle the specified group of claims to be settled with cash. Pursuant to the Plan of Reorganization, a specified amount of restricted cash was set aside at the Emergence Date, which SemGroup expects to be sufficient to settle this group of claims. Since the Emergence Date, SemGroup has made significant progress in resolving these claims, and continues to believe that the cash set aside at the Emergence Date will be sufficient to settle these claims. However, SemGroup has not yet reached a resolution of all of these claims, and if the total settlement amount of all of these claims exceeds the specified amount, SemGroup will be required to pay additional funds to satisfy the total settlement amount for this specified group of claims.  If this were to become probable of occurring, SemGroup would be required to record a liability and a corresponding expense, and SemStream could be required to share in this expense.

Environmental

SemStream may from time to time experience leaks of petroleum products from its facilities, as a result of which it may incur remediation obligations or property damage claims. In addition, SemStream is subject to numerous environmental regulations.  Failure to comply with these regulations could result in the assessment of fines or penalties by regulatory authorities.

Asset retirement obligations

SemStream may be subject to removal and restoration costs upon retirement of their facilities. However, SemGroup does not believe the present value of such obligations under current laws and regulations, after taking into account the estimated lives of the facilities, is material to SemStream’s financial position or results of operations.

Other matters

SemStream is party to various other claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of SemGroup’s management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, will not have a material adverse effect on SemStream’s financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of SemStream’s liabilities may change materially as circumstances develop.

Leases

SemStream has entered into operating lease agreements for office space, office equipment, land, trucks and tank storage.  Future minimum payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2010 are as follows (in thousands):

For the year ending:
December 31, 2011	$858
December 31, 2012	825
December 31, 2013	808
December 31, 2014	806
December 31, 2015	230
Thereafter	2
Total future minimum lease payments	$3,529

SemStream Non-Residential Division

Notes to Financial Statements

6.                                     COMMITMENTS AND CONTINGENCIES, Continued

SemStream recorded lease and rental expenses of $4.2 million for the year ended December 31, 2010, $0.4 million for the month ended December 31, 2009, $3.9 million for the eleven months ended November 30, 2009, and $4.4 million for the year ended December 31, 2008.

Purchase and sale commitments

SemStream routinely entered into agreements to purchase and sell petroleum products at specified future dates.  SemStream established a margin for these purchases by entering into various types of physical and financial sales and exchange transactions through which it sought to maintain a position that was substantially balanced between purchases on the one hand and sales and future delivery obligations on the other.  SemStream accounted for these commitments as normal purchases and sales, and therefore did not record assets or liabilities related to these agreements until the product was purchased or sold.  At December 31, 2010, such commitments included the following (in thousands):

	Volume
	(barrels)	Value

Floating price purchases	1,574	$85,765
Floating price sales	792	$44,786

Certain of the commitments shown in the table above relate to agreements to purchase product from a counterparty and to sell a similar amount of product (in a different location) to the same counterparty.  Many of the commitments shown in the table above are cancellable by either party, as long as notice is given within the time frame specified in the agreement (generally 30 to 120 days).

SemStream has also entered into an agreement under which it is obligated to purchase all of the propane produced by a third-party refinery at a price that floats based on market rates.  Under one of these agreements, which expires March 31, 2012, SemStream purchased 11.3 million gallons of propane during 2010 for a total price of $14.2 million.

SemStream has also entered into a long term marketing agreement to market all natural gas liquids produced by a third party’s natural gas processing plants.  The agreement expires March 31, 2022.  SemStream marketed 60.5 million gallons of natural gas liquids at a purchase cost of $77.3 million during 2010 pursuant to this agreement.

7.                                      EMPLOYEE BENEFITS AND EQUITY-BASED COMPENSATION

SemStream did not directly employ any persons to manage or operate its business, as these functions were performed by employees of SemGroup. At December 31, 2010, SemGroup had approximately 50 employees who were dedicated primarily to the management and operation of SemStream’s business. None of these employees were represented by labor unions, and none were subject to collective bargaining agreements.

Equity-based compensation

Certain of SemGroup’s employees who supported SemStream participated in SemGroup’s equity-based compensation program. Awards under this program generally represented awards of restricted stock of SemGroup, which were subject to specified vesting periods. SemGroup charged SemStream $0.4 million during the year ended December 31, 2010 related to such equity-based compensation.

SemStream Non-Residential Division

Notes to Financial Statements

7.                                      EMPLOYEE BENEFITS AND EQUITY-BASED COMPENSATION, Continued

Retention awards

Certain of SemGroup’s employees who supported SemStream were granted retention awards by SemGroup. Each award had a specified value that would be payable either in cash or in shares of SemGroup common stock upon vesting.  SemGroup charged SemStream $0.6 million during the year ended December 31, 2010 related to these awards.

Defined contribution plan

Most of the employees of SemGroup who supported SemStream participated in one of SemGroup’s defined contribution plans. SemGroup charged SemStream $0.2 million during each of the year ended December 31, 2010, the eleven months ended November 30, 2009, and the year ended December 31, 2008, for contributions made by SemGroup to this plan.

Allocated employee compensation expenses

As described in Note 9, SemGroup allocated certain corporate general and administrative expenses to SemStream.  These allocated expenses included equity-based compensation, retention awards, and defined contribution plan benefits for corporate employees, and such expenses are in addition to the expenses described above for employees who directly supported SemStream’s operations.

Prior to emergence

Prior to the Petition Date, certain of SemGroup’s employees who supported SemStream participated in equity-based compensation programs. These awards were cancelled in the reorganization. Certain other employees participated in a supplemental executive retirement plan, which was terminated on December 31, 2008.

8.                                      SUPPLEMENTAL INFORMATION — STATEMENTS OF CASH FLOWS

The non-cash reorganization items shown on the statement of cash flows for the eleven months ended November 30, 2009 include a $6.2 million allowance for uncollectable accounts and a $4.1 million gain on adjustments to liabilities subject to compromise.

As described in Note 3, SemStream transferred certain assets and liabilities to SemGroup on November 30, 2009, pursuant to SemGroup’s Plan of Reorganization. This non-cash activity is not reflected in SemStream’s statement of cash flows for the eleven months ended November 30, 2009.

9.                                     TRANSACTIONS WITH SEMGROUP

Direct employee expenses

SemStream did not directly employ any persons to manage or operate its business; these functions were performed by employees of SemGroup. SemGroup charged SemStream $6.7 million during the year ended December 31, 2010, $0.6 million during the month ended December 31, 2009, $5.2 million during the eleven months ended November 30, 2009, and $4.1 million during the year ended December 31, 2008 for direct employee costs. These expenses were recorded to operating expenses and general and administrative expenses in SemStream’s statements of operations.

SemStream Non-Residential Division

Notes to Financial Statements

9.                                     TRANSACTIONS WITH SEMGROUP, Continued

Allocated expenses

SemGroup incurs expenses to provide certain indirect corporate general and administrative services to its subsidiaries.  Such expenses include employee compensation costs, professional fees, and rental fees for office space, among other expenses.

In 2008 and for the eleven months ended November 30, 2009, SemGroup’s corporate general and administrative expenses were allocated to its subsidiaries based on percentages established by SemGroup management. At the beginning of each year, management estimated corporate general and administrative costs and assigned the subsidiaries a flat monthly charge of that amount. From time to time, the monthly charges were reviewed and adjusted. In addition to the flat monthly charge, the subsidiaries would also be allocated a portion of the over or under allocation of actual corporate general and administrative expense from the prior month. This monthly “true up” was based on each subsidiary’s year to date allocation as a percentage of the total year to date corporate general and administrative expense.

Beginning in December 2009, the general and administrative expenses of each corporate department were allocated to the subsidiaries based on criteria such as actual usage, headcount, and estimates of effort or benefit. The method for allocating cost is based on the type of service being provided. For example, internal audit costs are based on an estimate of effort attributable to a subsidiary. In contrast, certain accounting department costs are allocated based on the number of transactions processed for a given subsidiary compared to the total number processed.

SemGroup charged SemStream $5.0 million during the year ended December 31, 2010, $1.1 million during the month ended December 31, 2009, $2.4 million during the eleven months ended November 30, 2009, and $1.2 million during the year ended December 31, 2008 for such allocated costs. These expenses were recorded to general and administrative expenses in SemStream’s statements of operations.

Allocated reorganization expenses

As described in Note 3, the reorganization items in SemStream’s statements of operations include professional fees allocated from SemGroup of $68.0 million for the eleven months ended November 30, 2009 and $24.4 million for the year ended December 31, 2008. The reorganization items in the statements of operations also include employee expenses allocated from SemGroup of $1.4 million for the eleven months ended November 30, 2009 and $0.6 million for the year ended December 31, 2008.

SemGroup credit facilities

SemGroup was a borrower under various credit agreements during the periods included in these financial statements.  SemStream, L.P., along with other subsidiaries of SemGroup, served as a subsidiary guarantor under certain of these agreements.  SemGroup did not allocate this debt to its subsidiaries, and SemStream’s statements of operations do not include any allocated interest expense. SemGroup did not charge SemStream interest expense on intercompany payables during the years from 2008 through 2010.

SemStream utilized letters of credit under SemGroup’s credit facilities. At December 31, 2010, SemStream had outstanding letters of credit of $81 million. The statements of operations include direct charges from SemGroup for letter of credit usage, which is reported within interest expense.

Subsequent to the contribution of the SemStream assets to NGL Energy on November 1, 2011, these assets no longer serve as collateral under SemGroup’s credit agreements.

SemStream Non-Residential Division

Notes to Financial Statements

9.                                     TRANSACTIONS WITH SEMGROUP, Continued

Cash management

SemStream participated in SemGroup’s cash management program. Under this program, cash SemStream received from customers was transferred to SemGroup on a regular basis; when SemStream remitted payments to suppliers, SemGroup transferred cash to them to cover the payments. As described in Note 2, such cash transfers were recorded to intercompany accounts.

Product purchases and sales

SemStream routinely entered into purchase and sale transactions with other controlled subsidiaries of SemGroup, including the following:

•                  The sale of condensate and natural gasoline to SemCrude, L.P.;

•                  The sale of condensate and natural gasoline to SemCanada Crude Company;

•                  The sale of propane to the residential division of SemStream, L.P.; and

•                  The purchase of natural gas liquids from SemGas, L.P.

The following table summarizes these transactions (amounts in thousands):

	Subsequent to Emergence		Prior to Emergence
	Year	Month	Eleven Months		Year
	Ended	Ended	Ended		Ended
	December	December	November		December
	31, 2010	31, 2009	30, 2009		31, 2008

Revenues from SemCrude, L.P. (*)	$35,410	$2,952	$26,306		$104,822

Revenues from SemCanada Crude Company	$16,811	$1,525		(**)		(**)

Revenues from SemStream, L.P. residential division	$8,089	$1,293	$5,367		$10,333

Purchases from SemGas, L.P.	$22,961	$1,804	$12,893		$11,546

(*) Certain of the purchases from SemCrude, L.P. were fixed-price forward purchases, which were recorded at fair value at each balance sheet date. The revenue amounts in this table include any unrealized gains and losses on these contracts.

(**) SemCanada Crude Company was not consolidated by SemGroup during the period between the Petition Date and the Emergence Date, as SemCanada Crude’s bankruptcy was administered in a different jurisdiction than that of SemGroup and SemStream, L.P. Transactions with SemCanada Crude Company during the period of time it was not consolidated by SemGroup are not included in table above. SemStream sold $13.8 million and $3.1 million of product to SemCanada Crude during the eleven months ended November 30, 2009 and the period from July 22, 2008 to December 31, 2008, respectively.

SemStream Non-Residential Division

Notes to Financial Statements

10.                         CONTRIBUTION OF ASSETS AND LIABILITIES TO NGL ENERGY

On November 1, 2011, SemStream, L.P. contributed many of the assets of the SemStream Non-Residential Division to NGL Energy, including the majority of the inventory, derivative assets, other current assets, property, plant and equipment, goodwill, other intangible assets, and other noncurrent assets.  As part of this transaction, SemStream, L.P. also contributed certain of the liabilities of the SemStream Non-Residential Division to NGL Energy, including the derivative liabilities and capital leases.  In return for this contribution, SemStream received $93 million of cash from NGL Energy (subject to post-closing adjustments), 8,932,031 common units representing limited partner interests in NGL Energy, and a 7.5% interest in the general partner of NGL Energy.  Also as part of this transaction, SemStream agreed to waive its distribution rights on certain of the common units for a specified period of time.